Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: November 1, 2016

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
THIRD QUARTER 2016 EARNINGS

Southfield, Michigan – November 1, 2016 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $85.9 million, or $4.21 per diluted share, for the three months ended September 30, 2016 compared to consolidated net income of $74.0 million, or $3.53 per diluted share, for the same period in 2015. For the nine months ended September 30, 2016, consolidated net income was $245.2 million, or $12.01 per diluted share, compared to consolidated net income of $219.7 million, or $10.49 per diluted share, for the same period in 2015.

Adjusted net income, a non-GAAP financial measure, for the three months ended September 30, 2016 was $92.4 million, or $4.53 per diluted share, compared to $78.9 million, or $3.77 per diluted share, for the same period in 2015. For the nine months ended September 30, 2016, adjusted net income was $263.9 million, or $12.93 per diluted share, compared to adjusted net income of $226.5 million, or $10.81 per diluted share, for the same period in 2015.

Webcast Details

We will host a webcast on November 1, 2016 at 5:00 p.m. Eastern Time to answer questions related to our third quarter results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance.  At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment.  We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment.  Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of Consumer Loan collection rates as of September 30, 2016, with the forecasts as of June 30, 2016, December 31, 2015, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Current Forecast Variance from
Consumer Loan Assignment Year	September 30, 2016	June 30, 2016	December 31, 2015	Initial Forecast	June 30, 2016	December 31, 2015	Initial Forecast
2007	68.1%	68.1%	68.1%	70.7%	0.0%	0.0%	-2.6%
2008	70.4%	70.4%	70.3%	69.7%	0.0%	0.1%	0.7%
2009	79.5%	79.5%	79.4%	71.9%	0.0%	0.1%	7.6%
2010	77.6%	77.5%	77.4%	73.6%	0.1%	0.2%	4.0%
2011	74.3%	74.3%	74.2%	72.5%	0.0%	0.1%	1.8%
2012	73.3%	73.3%	73.2%	71.4%	0.0%	0.1%	1.9%
2013	73.0%	73.1%	73.4%	72.0%	-0.1%	-0.4%	1.0%
2014	71.9%	72.0%	72.6%	71.8%	-0.1%	-0.7%	0.1%
2015	66.7%	67.0%	67.8%	67.7%	-0.3%	-1.1%	-1.0%
2016 (2)	66.0%	66.5%	—	65.9%	-0.5%	—	0.1%

(1)
Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment.  Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.

(2) The forecasted collection rate for 2016 Consumer Loans as of September 30, 2016 includes both Consumer Loans that were in our portfolio as of June 30, 2016 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of			Current Forecast Variance from
2016 Consumer Loan Assignment Period	September 30, 2016	June 30, 2016	Initial Forecast	June 30, 2016	Initial Forecast
January 1, 2016 through June 30, 2016	66.6%	66.5%	66.3%	0.1%	0.3%
July 1, 2016 through September 30, 2016	64.9%	—	65.2%	—	-0.3%

Consumer Loans assigned in 2009 through 2013 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2007 and 2015 have yielded forecasted collection results materially worse than our initial estimates. For Consumer Loans assigned in 2008, 2014 and 2016, actual results have been very close to our initial estimates. For the three months ended September 30, 2016, forecasted collection rates declined for Consumer Loans assigned in 2015 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the nine months ended September 30, 2016, forecasted collection rates improved for Consumer Loans assigned in 2010, declined for Consumer Loans assigned in 2013 through 2015 and were generally consistent with expectations at the start of the period for all other assignment years presented.

The dollar amount of changes in forecasted collections, net of changes in forecasted dealer holdback payments is as follows:

(In millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Increase (decrease) in forecasted net cash flows	2016	2015	2016	2015
Dealer loans	$(7.6)	$(0.8)	$(21.1)	$6.7
Purchased loans	1.6	3.7	14.9	14.2
Total loans	$(6.0)	$2.9	$(6.2)	$20.9

The initial forecast for Consumer Loans assigned in 2016 was lower than the initial forecast for Consumer Loans assigned in 2015. The lower initial forecast reflects a change in the mix of Consumer Loan assignments received in 2016, including a longer average initial loan term. The average initial term for Consumer Loans assigned in 2016 was 52.6 months as compared to 49.8 months for Consumer Loans assigned in 2015.

The initial forecast for Consumer Loans assigned in the third quarter of 2016 was lower than the initial forecast for Consumer Loans assigned in the first six months of 2016. The lower initial forecast reflects a change in the mix of Consumer Loan assignments received during the third quarter of 2016, including a longer average initial loan term. The average initial term for Consumer Loans assigned in the third quarter of 2016 was 53.6 months as compared to 52.1 months for Consumer Loans assigned in the first six months of 2016.

Forecasting collection rates accurately at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we initially forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of September 30, 2016.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of September 30, 2016
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2007	68.1%	46.5%	21.6%	99.8%
2008	70.4%	44.6%	25.8%	99.5%
2009	79.5%	43.9%	35.6%	99.4%
2010	77.6%	44.7%	32.9%	99.0%
2011	74.3%	45.5%	28.8%	98.6%
2012	73.3%	46.3%	27.0%	96.3%
2013	73.0%	47.6%	25.4%	87.2%
2014	71.9%	47.7%	24.2%	70.1%
2015	66.7%	44.5%	22.2%	42.5%
2016 (3)	66.0%	44.1%	21.9%	11.8%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

(3)
The forecasted collection rate, advance rate and spread for 2016 Consumer Loans as of September 30, 2016 include both Consumer Loans that were in our portfolio as of June 30, 2016 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates and spreads for each of these segments:

	As of September 30, 2016
2016 Consumer Loan Assignment Period	Forecasted Collection %	Advance %	Spread %
January 1, 2016 through June 30, 2016	66.6%	44.0%	22.6%
July 1, 2016 through September 30, 2016	64.9%	44.3%	20.6%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age.  For 2012 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate has ranged from 20.6% to 35.6% over the last 10 years. The spread was at the high end of this range in 2009 and 2010, when the competitive environment was unusually favorable and much lower during other years (2007 and 2014 through 2016) when competition was more intense. The decline in the advance rate from 2015 to 2016 reflects the lower initial forecast on Consumer Loan assignments received in 2016, partially offset by an increase in purchased loans as a percentage of total unit volume. The decline in the spread from 2015 to 2016 was the result of a change in the mix of Consumer Loan assignments received during 2016, including an increase in purchased loans as a percentage of total unit volume, partially offset by the performance of 2015 Consumer Loans, which has declined from our initial estimates.

The increase in the advance rate from the first six months of 2016 to the third quarter of 2016 reflects an increase in purchased loans as a percentage of total unit volume, partially offset by the lower initial forecast on Consumer Loan assignments received during the third quarter of 2016. The decline in the spread from the first six months of 2016 to the third quarter of 2016 was the result of a change in the mix of Consumer Loan assignments received during the third quarter of 2016, including an increase in purchased loans as a percentage of total unit volume, and the performance of Consumer Loans assigned during the first six months of 2016 exceeding the performance of Consumer Loans assigned during the third quarter of 2016.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of September 30, 2016 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
Dealer loans	2007	68.0%	45.7%	22.3%
	2008	70.7%	43.3%	27.4%
	2009	79.5%	43.4%	36.1%
	2010	77.6%	44.4%	33.2%
	2011	74.3%	45.2%	29.1%
	2012	73.2%	46.1%	27.1%
	2013	73.1%	47.1%	26.0%
	2014	71.8%	47.2%	24.6%
	2015	66.0%	43.4%	22.6%
	2016	65.1%	42.3%	22.8%

Purchased loans	2007	68.5%	49.1%	19.4%
	2008	69.7%	46.7%	23.0%
	2009	79.6%	45.3%	34.3%
	2010	77.4%	46.2%	31.2%
	2011	74.7%	47.4%	27.3%
	2012	73.4%	47.7%	25.7%
	2013	72.6%	49.9%	22.7%
	2014	72.7%	51.4%	21.3%
	2015	71.0%	50.1%	20.9%
	2016	68.5%	49.2%	19.3%

(1)
The forecasted collection rates and advance rates presented for each Consumer Loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback.  We transfer the dealer’s Consumer Loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

(2)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread on dealer loans increased from 22.6% in 2015 to 22.8% in 2016 as a result of the performance of 2015 Consumer Loans in our dealer loan portfolio, which declined from our initial estimates by a greater margin than those assigned to us in 2016, partially offset by a change in the mix of Consumer Loan assignments. The spread on purchased loans decreased from 20.9% in 2015 to 19.3% in 2016 as a result of the performance of 2015 Consumer Loans in our purchased loan portfolio, which exceeded our initial estimates by a greater margin than those assigned to us in 2016, and a change in the mix of Consumer Loan assignments.

Consumer Loan Volume

The following table summarizes changes in Consumer Loan assignment volume in each of the last seven quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2015	28.4%	32.5%
June 30, 2015	30.6%	28.6%
September 30, 2015	41.3%	32.9%
December 31, 2015	33.4%	23.2%
March 31, 2016	21.1%	18.8%
June 30, 2016	15.1%	27.6%
September 30, 2016	12.0%	33.4%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 12.0% and 33.4%, respectively, during the third quarter of 2016 as the number of active dealers grew 14.3% while average volume per active dealer declined 1.7%. Dollar volume grew faster than unit volume during the third quarter of 2016 due to an increase in the average advance paid per unit. This increase was the result of an increase in the average size of the Consumer Loans assigned primarily due to an increase in the average initial loan term and an increase in the average advance rate due to an increase in purchased loans as a percentage of total unit volume.

After peaking in the third quarter of 2015, unit volume growth has declined in each of the last four quarters. For the one month ended October 31, 2016, unit volume declined 8.3% as compared to the same period in 2015. The longer term trend of slowing growth and the year over year decline in unit volume experienced in October reflect the difficulty of growing the number of active dealers fast enough to offset the impact of the competitive environment on attrition and per dealer volumes. In addition, in response to the decline in forecasted collection rates experienced over the last four quarters, we adjusted our initial collection forecasts downward during the year. While the adjustments have been modest, we believe these adjustments have had an adverse impact on unit volumes during the year.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Consumer Loan unit volume	82,460	73,614	12.0%	260,531	223,948	16.3%
Active dealers (1)	7,320	6,406	14.3%	9,646	8,061	19.7%
Average volume per active dealer	11.3	11.5	-1.7%	27.0	27.8	-2.9%

Consumer Loan unit volume from dealers active both periods	59,915	60,067	-0.3%	209,387	201,524	3.9%
Dealers active both periods	4,343	4,343	-	6,028	6,028	-
Average volume per dealer active both periods	13.8	13.8	-0.3%	34.7	33.4	3.9%

Consumer loan unit volume from dealers not active both periods	22,545	13,547	66.4%	51,144	22,424	128.1%
Dealers not active both periods	2,977	2,063	44.3%	3,618	2,033	78.0%
Average volume per dealer not active both periods	7.6	6.6	15.2%	14.1	11.0	28.2%

(1)	Active dealers are dealers who have received funding for at least one Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Consumer Loan unit volume from new dealers	3,506	4,354	-19.5%	30,330	30,392	-0.2%
New active dealers (1)	794	863	-8.0%	2,636	2,474	6.5%
Average volume per new active dealer	4.4	5.0	-12.0%	11.5	12.3	-6.5%

Attrition (2)	-18.4%	-13.7%		-10.0%	-8.5%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(2)
Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.

Consumer Loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table shows the percentage of Consumer Loans assigned to us based on unit volumes under each of the programs for each of the last seven quarters:

Quarter Ended	Portfolio Program	Purchase Program
March 31, 2015	88.6%	11.4%
June 30, 2015	87.7%	12.3%
September 30, 2015	87.3%	12.7%
December 31, 2015	85.7%	14.3%
March 31, 2016	82.4%	17.6%
June 30, 2016	77.8%	22.2%
September 30, 2016	76.2%	23.8%

As of September 30, 2016 and December 31, 2015, the net dealer loans receivable balance was 76.1% and 83.5%, respectively, of the total net loans receivable balance.

Financial Results

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(Dollars in millions, except per share data)	2016	2015	% Change	2016	2015	% Change
GAAP average debt	$2,496.2	$1,983.6	25.8%	$2,378.7	$1,913.9	24.3%
GAAP average shareholders' equity	$1,121.6	$893.0	25.6%	$1,036.2	$816.2	27.0%
Average capital	$3,617.8	$2,876.6	25.8%	$3,414.9	$2,730.1	25.1%
GAAP net income	$85.9	$74.0	16.1%	$245.2	$219.7	11.6%
GAAP diluted weighted average shares outstanding	20,384,624	20,952,711	-2.7%	20,415,981	20,949,508	-2.5%
GAAP net income per diluted share	$4.21	$3.53	19.3%	$12.01	$10.49	14.5%

The increase in GAAP net income for the three months ended September 30, 2016, as compared to the same period in 2015, was primarily the result of the following:

•	An increase in finance charges of 20.2% ($37.7 million) primarily due to growth in our loan portfolio.

•	An increase in provision for credit losses of 72.7% ($9.6 million) primarily due to a decline in Consumer Loan performance.

•	An increase in provision for income taxes of 15.3% ($6.7 million) primarily due to an increase in pre-tax income of 15.8%.

•	An increase in operating expenses of 10.5% ($5.3 million) as discussed further below.

•	An increase in interest expense of 23.0% ($4.7 million) primarily due to debt proceeds used to fund the growth in Consumer Loan assignment volume and stock repurchases.

The increase in GAAP net income for the nine months ended September 30, 2016, as compared to the same period in 2015, was primarily the result of the following:

•	An increase in finance charges of 19.7% ($105.6 million) primarily due to growth in our loan portfolio.

•	An increase in provision for credit losses of 125.9% ($35.0 million) primarily due to a decline in Consumer Loan performance.

•	An increase in operating expenses of 12.5% ($18.7 million) as discussed further below.

•	An increase in interest expense of 30.2% ($16.6 million) primarily due to debt proceeds used to fund the growth in Consumer Loan assignment volume and stock repurchases.

•	An increase in provision for income taxes of 12.0% ($15.5 million) primarily due to an increase in pre-tax income of 11.8%.

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and nine months ended September 30, 2016, compared to the same periods in 2015, include the following:

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(Dollars in millions, except per share data)	2016	2015	% Change	2016	2015	% Change
Adjusted average capital	$3,679.6	$2,917.0	26.1%	$3,470.2	$2,767.5	25.4%
Adjusted net income	$92.4	$78.9	17.1%	$263.9	$226.5	16.5%
Adjusted interest expense (after-tax)	$16.4	$13.3	23.3%	$46.6	$36.1	29.1%
Adjusted net income plus interest expense (after-tax)	$108.8	$92.2	18.0%	$310.5	$262.6	18.2%
Adjusted return on capital	11.8%	12.6%	-6.3%	11.9%	12.7%	-6.3%
Cost of capital	4.8%	5.2%	-7.7%	4.9%	5.0%	-2.0%
Economic profit	$64.5	$54.2	19.0%	$182.5	$159.2	14.6%
GAAP diluted weighted average shares outstanding	20,384,624	20,952,711	-2.7%	20,415,981	20,949,508	-2.5%
Adjusted net income per diluted share	$4.53	$3.77	20.2%	$12.93	$10.81	19.6%

Economic profit increased 19.0% and 14.6% for the three and nine months ended September 30, 2016, as compared to the same periods in 2015.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three and nine months ended September 30, 2016, as compared to the same periods in 2015:

	Year over Year Change in Economic Profit
(In millions)	For the Three Months Ended September 30, 2016	For the Nine Months Ended September 30, 2016
Increase in adjusted average capital	$14.2	$40.4
Decrease in cost of capital	3.6	1.7
Decrease in adjusted return on capital	(7.5)	(18.8)
Increase in economic profit	$10.3	$23.3

The increase in economic profit for the three months ended September 30, 2016, as compared to the same period in 2015, was primarily the result of the following:

•	An increase in adjusted average capital of 26.1% due to growth in our loan portfolio primarily as a result of year-over-year growth in Consumer Loan assignment volume in recent years.

•	A decrease in our cost of capital of 40 basis points primarily due to a decrease in the 30-year treasury rate, which is used in the average cost of equity calculation.

•	A decrease in our adjusted return on capital of 80 basis points as a result of the following:

•
A decline in the yield on our loan portfolio decreased the adjusted return on capital by 110 basis points due to lower yields on more recent Consumer Loan assignments and a decline in Consumer Loan performance.

•
Slower growth in operating expenses increased the adjusted return on capital by 50 basis points as operating expenses grew 10.5% while adjusted average capital grew 26.1%. The 10.5% increase ($5.3 million) in operating expenses included:

•	An increase in salaries and wages expense of $3.8 million, or 13.3%, was primarily the result of the following:

•
An increase of $3.9 million in salaries and wages expense, excluding fringe benefits and stock-based compensation expense, primarily related to an increase in the number of team members, including increases of $2.3 million for our support function, $0.9 million for our servicing function and $0.7 million for our originations function.

•	An increase of $1.4 million in fringe benefits primarily related to medical claims.

•	A decrease of $1.5 million in stock-based compensation expense primarily due to declining expense recognition related to long-term stock awards granted in prior years.

•	An increase in general and administrative expense of $1.2 million, or 12.2%, primarily as a result of increases in legal fees and consulting fees.

The increase in economic profit for the nine months ended September 30, 2016, as compared to the same period in 2015, was primarily the result of the following:

•	An increase in adjusted average capital of 25.4% due to growth in our loan portfolio primarily as a result of year-over-year growth in Consumer Loan assignment volume in recent years.

•	A decrease in our adjusted return on capital of 80 basis points as a result of the following:

•
A decline in the yield on our loan portfolio decreased the adjusted return on capital by 110 basis points due to lower yields on more recent Consumer Loan assignments and a decline in Consumer Loan performance.

•
Slower growth in operating expenses increased the adjusted return on capital by 50 basis points as operating expenses grew 12.5% while adjusted average capital grew 25.4%. The 12.5% increase ($18.7 million) in operating expenses included:

•	An increase in salaries and wages expense of $7.7 million, or 8.8%, was primarily the result of the following:

•
An increase of $12.0 million in salaries and wages expense, excluding stock-based compensation expense, primarily related to an increase in the number of team members, including increases of $7.0 million for our support function, $3.2 million for our servicing function and $1.8 million for our originations function.

•
A decrease of $4.3 million in stock-based compensation expense primarily due to declining expense recognition related to long-term stock awards granted in prior years and amounts recorded in the prior year related to a change in the expected vesting period of performance-based stock awards.

•	An increase in general and administrative expense of $7.7 million, or 27.5%, primarily as a result of increases in legal fees and information technology expenses.

•
An increase in sales and marketing expense of $3.3 million, or 9.6%, primarily as a result of an increase in sales commissions related to growth in Consumer Loan assignment volume and an increase in the size of our sales force.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Sept. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Adjusted revenue as a percentage of adjusted average capital (1)	24.8%	25.0%	26.6%	27.0%	26.9%	27.2%	27.8%	28.3%
Operating expenses as a percentage of adjusted average capital (1)	6.0%	6.2%	7.3%	6.6%	6.9%	7.0%	7.9%	7.7%
Adjusted return on capital (1)	11.8%	11.9%	12.1%	12.8%	12.6%	12.7%	12.6%	13.0%
Percentage change in adjusted average capital compared to the same period in the prior year	26.1%	27.1%	22.7%	24.5%	23.6%	18.4%	17.7%	12.8%

(1)	Annualized

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(Dollars in millions, except per share data)	Sept. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Adjusted net income
GAAP net income	$85.9	$84.9	$74.4	$80.0	$74.0	$74.2	$71.5	$73.0
Floating yield adjustment (after-tax)	6.8	4.8	8.3	4.5	5.1	2.1	1.2	(3.4)
Senior notes adjustment (after-tax)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
Adjustment to record taxes at 37%	0.2	0.0	0.1	(0.7)	0.3	(0.3)	(0.1)	0.3
Adjusted net income	$92.4	$89.2	$82.3	$83.3	$78.9	$75.5	$72.1	$69.4

Adjusted net income per diluted share (1)	$4.53	$4.38	$4.02	$4.00	$3.77	$3.60	$3.44	$3.28
Diluted weighted average shares outstanding	20,384,624	20,382,804	20,485,832	20,842,876	20,952,711	20,951,832	20,948,676	21,171,235

Adjusted revenue
GAAP total revenue	$246.6	$238.5	$227.9	$217.8	$210.2	$203.1	$194.2	$185.1
Floating yield adjustment	10.9	7.5	13.2	7.1	8.0	3.5	1.8	(5.4)
Provision for credit losses	(22.8)	(17.9)	(22.1)	(13.6)	(13.3)	(8.0)	(6.2)	0.7
Provision for claims	(6.6)	(7.0)	(6.8)	(7.0)	(8.4)	(9.2)	(8.6)	(8.6)
Adjusted revenue	$228.1	$221.1	$212.2	$204.3	$196.5	$189.4	$181.2	$171.8

Adjusted average capital
GAAP average debt (2)	$2,496.2	$2,445.4	$2,194.6	$2,046.4	$1,983.6	$1,928.1	$1,830.1	$1,712.3
GAAP average shareholders' equity	1,121.6	1,036.1	950.9	934.7	893.0	815.9	739.6	683.3
Deferred debt issuance adjustment (3)	16.8	16.2	16.2	17.7	17.9	17.8	15.8	14.6
Senior notes adjustment	12.4	12.9	13.4	14.0	14.4	15.0	15.5	16.0
Floating yield adjustment	32.6	25.1	20.3	12.4	8.1	4.4	3.2	4.2
Adjusted average capital	$3,679.6	$3,535.7	$3,195.4	$3,025.2	$2,917.0	$2,781.2	$2,604.2	$2,430.4

Adjusted revenue as a percentage of adjusted average capital (4)	24.8%	25.0%	26.6%	27.0%	26.9%	27.2%	27.8%	28.3%

Adjusted interest expense (after-tax)
GAAP interest expense	$25.1	$24.3	$22.1	$21.1	$20.4	$19.6	$14.9	$13.9
Senior notes adjustment	0.8	0.8	0.8	0.9	0.8	0.8	0.8	0.8
Adjusted interest expense (pre-tax)	25.9	25.1	22.9	22.0	21.2	20.4	15.7	14.7
Adjustment to record tax effect at 37%	(9.5)	(9.4)	(8.4)	(8.2)	(7.9)	(7.5)	(5.8)	(5.4)
Adjusted interest expense (after-tax)	$16.4	$15.7	$14.5	$13.8	$13.3	$12.9	$9.9	$9.3

(1)	Net income per share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per share information may not equal year-to-date net income per share.

(2)
Amounts in prior year periods have been reclassified to reflect the adoption of Accounting Standards Update ("ASU") No. 2015-03, as amended by ASU No. 2015-15, which resulted in a reclassification of certain deferred debt issuance costs from other assets to GAAP average debt.

(3)
The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption of ASU No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in our historical press releases.

(4)	Annualized

	For the Three Months Ended
(Dollars in millions)	Sept. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Adjusted return on capital
Adjusted net income	$92.4	$89.2	$82.3	$83.3	$78.9	$75.5	$72.1	$69.4
Adjusted interest expense (after-tax)	16.4	15.7	14.5	13.8	13.3	12.9	9.9	9.3
Adjusted net income plus interest expense (after-tax)	$108.8	$104.9	$96.8	$97.1	$92.2	$88.4	$82.0	$78.7

Adjusted return on capital (1) (3)	11.8%	11.9%	12.1%	12.8%	12.6%	12.7%	12.6%	13.0%

Economic profit
Adjusted return on capital	11.8%	11.9%	12.1%	12.8%	12.6%	12.7%	12.6%	13.0%
Cost of capital (2) (3)	4.8%	4.9%	5.0%	5.2%	5.2%	5.0%	4.7%	4.9%
Adjusted return on capital in excess of cost of capital	7.0%	7.0%	7.1%	7.6%	7.4%	7.7%	7.9%	8.1%
Adjusted average capital	$3,679.6	$3,535.7	$3,195.4	$3,025.2	$2,917.0	$2,781.2	$2,604.2	$2,430.4
Economic profit	$64.5	$61.4	$56.6	$57.4	$54.2	$53.4	$51.6	$48.9

Operating expenses
GAAP salaries and wages	$32.4	$30.1	$32.7	$28.9	$28.6	$28.5	$30.4	$28.2
GAAP general and administrative	11.0	12.6	12.1	9.8	9.8	9.1	9.1	8.9
GAAP sales and marketing	12.2	11.9	13.7	11.4	11.9	10.9	11.7	9.7
Operating expenses	$55.6	$54.6	$58.5	$50.1	$50.3	$48.5	$51.2	$46.8

Operating expenses as a percentage of adjusted average capital (3)	6.0%	6.2%	7.3%	6.6%	6.9%	7.0%	7.9%	7.7%

Percentage change in adjusted average capital compared to the same period in the prior year	26.1%	27.1%	22.7%	24.5%	23.6%	18.4%	17.7%	12.8%

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Sept. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
Average 30 year treasury rate	2.2%	2.6%	2.7%	3.0%	3.0%	2.8%	2.5%	3.0%
Adjusted pre-tax average cost of debt (3)	4.1%	4.1%	4.0%	4.3%	4.2%	4.2%	3.4%	3.4%

(3)	Annualized

	For the Nine Months Ended September 30,
(In millions, except share and per share data)	2016	2015
Adjusted net income
GAAP net income	$245.2	$219.7
Floating yield adjustment (after-tax)	19.9	8.4
Senior notes adjustment (after-tax)	(1.5)	(1.5)
Adjustment to record taxes at 37%	0.3	(0.1)
Adjusted net income	$263.9	$226.5

Adjusted net income per diluted share	$12.93	$10.81
Diluted weighted average shares outstanding	20,415,981	20,949,508

Adjusted average capital
GAAP average debt (1)	$2,378.7	$1,913.9
GAAP average shareholders' equity	1,036.2	816.2
Deferred debt issuance adjustment (2)	16.4	17.2
Senior notes adjustment	12.9	15.0
Floating yield adjustment	26.0	5.2
Adjusted average capital	$3,470.2	$2,767.5

Adjusted interest expense (after-tax)
GAAP interest expense	$71.5	$54.9
Senior notes adjustment	2.4	2.4
Adjusted interest expense (pre-tax)	73.9	57.3
Adjustment to record tax effect at 37%	(27.3)	(21.2)
Adjusted interest expense (after-tax)	$46.6	$36.1

Adjusted return on capital
Adjusted net income	$263.9	$226.5
Adjusted interest expense (after-tax)	46.6	36.1
Adjusted net income plus interest expense (after-tax)	$310.5	$262.6

Adjusted return on capital (3) (5)	11.9%	12.7%

Economic profit
Adjusted return on capital	11.9%	12.7%
Cost of capital (4) (5)	4.9%	5.0%
Adjusted return on capital in excess of cost of capital	7.0%	7.7%
Adjusted average capital	$3,470.2	$2,767.5
Economic profit	$182.5	$159.2

Operating expenses
GAAP salaries and wages	$95.2	$87.5
GAAP general and administrative	35.7	28.0
GAAP sales and marketing	37.8	34.5
Operating expenses	$168.7	$150.0

(1)
Amounts in prior year periods have been reclassified to reflect the adoption of Accounting Standards Update ("ASU") No. 2015-03, as amended by ASU No. 2015-15, which resulted in a reclassification of certain deferred debt issuance costs from other assets to GAAP average debt.

(2)
The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption of ASU No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in our historical press releases.

(3)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(4)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 - tax rate) x (the average 30 year treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Nine Months Ended September 30,
	2016	2015
Average 30 year treasury rate	2.5%	2.8%
Adjusted pre-tax average cost of debt (5)	4.1%	4.0%

(5)	Annualized

Floating Yield Adjustment

The purpose of this non-GAAP adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe the floating yield adjustment provides a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Senior Notes Adjustment

On January 22, 2014, we issued $300.0 million of 6.125% senior notes due 2021 (the “2021 notes”) in a private offering exempt from registration under the Securities Act of 1933. On February 21, 2014, we used the net proceeds from the 2021 notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 notes”). The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of the 2021 notes as a refinancing of the 2017 notes.

Under GAAP, the redemption of the 2017 notes in the first quarter of 2014 required us to recognize a pre-tax loss on extinguishment of debt of $21.8 million. Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that was recognized for GAAP purposes for the quarter ended March 31, 2014 was deferred as a debt issuance cost and is being recognized ratably as interest expense over the term of the 2021 notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the one month lag from the issuance of the 2021 notes to the redemptions of the 2017 notes was deferred and is being recognized ratably over the term of the 2021 notes.

We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with this transaction in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 12, 2016, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our dependence on technology could have a material adverse effect on our business.

•	Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability and damage our reputation.

•
A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Finance charges	$223.9	$186.2	$641.9	$536.3
Premiums earned	10.7	12.0	32.4	36.7
Other income	12.0	12.0	38.7	34.5
Total revenue	246.6	210.2	713.0	607.5
Costs and expenses:
Salaries and wages	32.4	28.6	95.2	87.5
General and administrative	11.0	9.8	35.7	28.0
Sales and marketing	12.2	11.9	37.8	34.5
Provision for credit losses	22.8	13.2	62.8	27.8
Interest	25.1	20.4	71.5	54.9
Provision for claims	6.6	8.4	20.4	26.2
Total costs and expenses	110.1	92.3	323.4	258.9
Income before provision for income taxes	136.5	117.9	389.6	348.6
Provision for income taxes	50.6	43.9	144.4	128.9
Net income	$85.9	$74.0	$245.2	$219.7

Net income per share:
Basic	$4.22	$3.53	$12.02	$10.49
Diluted	$4.21	$3.53	$12.01	$10.49

Weighted average shares outstanding:
Basic	20,379,557	20,946,827	20,398,037	20,938,847
Diluted	20,384,624	20,952,711	20,415,981	20,949,508

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	September 30, 2016	December 31, 2015
ASSETS:
Cash and cash equivalents	$5.7	$6.3
Restricted cash and cash equivalents	232.8	167.4
Restricted securities available for sale	47.0	48.3

Loans receivable (including $18.5 and $12.6 from affiliates as of September 30, 2016 and December 31, 2015, respectively)	4,061.2	3,345.1
Allowance for credit losses	(296.8)	(243.6)
Loans receivable, net	3,764.4	3,101.5

Property and equipment, net	17.7	18.9
Income taxes receivable	5.4	10.0
Other assets (1)	20.1	20.2
Total Assets	$4,093.1	$3,372.6

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$133.9	$127.8
Revolving secured line of credit	85.2	57.7
Secured financing (1)	1,884.2	1,470.1
Senior notes (1)	541.0	540.0
Deferred income taxes, net	281.1	248.9
Income taxes payable	2.0	—
Total Liabilities	2,927.4	2,444.5

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 20,328,253 and 20,132,972 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	0.2	0.2
Paid-in capital	129.8	100.8
Retained earnings	1,035.4	827.2
Accumulated other comprehensive income (loss)	0.3	(0.1)
Total Shareholders' Equity	1,165.7	928.1
Total Liabilities and Shareholders' Equity	$4,093.1	$3,372.6

(1)
Prior year amounts have been reclassified to reflect the adoption of ASU No. 2015-03, as amended by ASU No. 2015-15, which resulted in a reclassification of certain deferred debt issuance costs from other assets to secured financing and senior notes.